Exhibit 23.4

CONSENT OF DECHERT-HAMPE & COMPANY

Dechert-Hampe & Company (“Dechert-Hampe”) prepared a market study dated May 3, 2017 for Advantage Solutions Inc. (the “Issuer”). Dechert-Hampe hereby consents to the references by the Issuer in its Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (together with any amendments or supplements thereto and the related prospectus, the “Registration Statement”) of that study, and to the reference in the Registration Statement to Dechert-Hampe’s name in connection therewith.

DECHERT-HAMPE & COMPANY
Date: May 4, 2017

	By:	/s/ Leland C. Nichols

	Name:	Leland C. Nichols
	Title:	President